Exhibit 10.21

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this "Agreement") effective as of March 19, 2014, is by and between Olfactor Laboratories, Inc., a Delaware corporation ("OLI"), with its principal address at 1650 Spruce St., 5th Floor, Riverside, CA 92507, and YuYu Pharma, Inc. ("YUYU") with its principal address at 358-9, Sindang-dong, Jung-gu, Seoul, 100-828, Korea. OLI and YUYU are sometimes referred to herein each individually as a "Party," and collectively, as the "Parties."

RECITALS

A.         WHEREAS, OLI owns and/or has rights to certain patented or patent pending technologies and is developing a line of products using these technologies that will be marketed under the "Kite" brand (collectively the "Licensed Products").

B.         WHEREAS, YUYU has a proven track-record of developing, distributing, and marketing innovative products throughout numerous countries and across sectors and industries, and has shown a true desire to form a strong partnership between YUYU and OLI;

C.         WHEREAS, YUYU proposes to license the Licensed Products from OLI for the exclusive sale and distribution throughout the Territory, as defined herein;

D.         WHEREAS, OLI has agreed to enter into this Agreement to license the Licensed Products to YUYU in exchange for the consideration contained in this Agreement;

E.         WHEREAS, YUYU recognizes the market potential for the products that OLI plans to develop.;

F.         WHEREAS, OLI believes that licensing the Licensed Products to YUYU is in the best interests of OLI and its shareholders; and,

G.         WHEREAS, in light of the foregoing, the Parties wish to enter into this exclusive license agreement with respect to all opportunities throughout the Territory under the terms and conditions set forth in this Agreement and subject to the rights of other parties in the Licensed Products.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefit to inure to the Parties hereunder, the consideration, promises, covenants and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

As used herein, the following capitalized terms shall have the following meanings. All other capitalized terms used in this Agreement are defined elsewhere herein.

1.1        "Affiliate" means any person or entity controlling, controlled by, or under common control with such Party. For purposes of this Agreement, the term -control" shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a person or entity.

1.2        "Effective Date" of this Agreement means the date first written above.

1.3        "Licensed Product" means any product made available for sale by OLI under the "Kite" brand name.

1.4        "Term" means the nine-year period covering the grant of the License hereunder, commencing on April 1, 2014 and ending on March 31, 2023.

1.5        "Territory" means the countries of South Korea, Malaysia and Indonesia.

1.6        "Third Party" means any person or entity other than YUYU, OLI or any Affiliate of either YUYU or OLI.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES; ACKNOWLEDGEMENTS

2.1        REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

2.2        DISCLAIMER OF OTHER WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY OLI IN SECTION 2.1 HEREOF, EACH PARTY HEREBY ACKNOWLEDGES THAT THE LICENSED PRODUCTS ARE PROVIDED "AS IS", WITHOUT REPRESENTATION REGARDING WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

2.3        REPRESENTATIONS OF YUYU. YUYU represents to OLI that it shall use commercially reasonable efforts to ensure the following actions are undertaken as follows:

(a)        Successfully file the appropriate application (s) for regulatory approval for each country within the Territory in the name of, on behalf of and for the exclusive benefit of OLI, no later than the later of June 1, 2015 or 90 days following the product-specific materials and dossier being made ready for application by OLI;

(b)        Obtain successfully all necessary regulatory approvals required in each Territory for Licensed Products prior to the first sale of each Licensed Product chosen for distribution by YUYU;

2.4        REPRESENTATIONS OF OLI. OLI will provide YUYU with a dossier of materials required by the U.S. EPA for the regulatory applications required in each country. Should a specific country application require additional data, materials, or unique information, and these items are not found in the dossier provided by OLI, then OLI and YUYU will equally (50%/50%) share the costs of obtaining said items.

2.5        ACKNOWLEDGEMENTS OF YUYU. The License granted hereunder covers Kite products. YUYU hereby acknowledges that: (i) OLI is currently in development for the first Kite-branded product. the "Kite Patch", which is in prototype stages; (ii) OLI makes no representations about the costs, performance, or merchantability of the "Kite Patch" nor the complete schedule of additional Kite Products; and (iii) OLI will work in good faith to complete the product and present pricing that is reasonable and aligned with overall product positioning and marketing.

2.6        PRODUCT DEVELOPMENT. YUYU further acknowledges and understands OLI is developing a range of products within the Kite family, of which many will be prepared for consumer markets. Because the technology is novel and without comparison or precedence in the marketplace today, OLI cannot guarantee or make representations relating to the timing, characteristics, quality, performance, or costs and pricing for Licensed Products or that any Kite Products currently envisioned will ever become market-ready.

ARTICLE 3.

LICENSE GRANT

3.1        GRANT OF LICENSES. Subject to the terms and conditions of this Agreement, OLI hereby grants to YUYU an exclusive license throughout the Territory to sell and distribute the Licensed Products.

3.2        RESERVATION OF RIGHTS. The licenses granted in Section 3.1 of this Agreement are subject to the rights and remedies of OLI contained in this Agreement or at law or in equity. Additionally, YUYU shall only sell and distribute the Licensed Products within the countries listed in this agreement, and must seek approval from OLI for any external market opportunities, including but not limited to, e-commerce or international sales.

3.3        RIGHT TO GRANT SUBLICENSES. YUYU shall have the right to sublicense the Licensed Products with the prior written consent of OLI, for which consent may not be unreasonably withheld. If OLI has not disapproved a particular sublicense within thirty (30) days after receiving a written request from YUYU to approve such sublicense, then the sublicense shall be deemed approved by OLI. Any sublicense granted by YUYU with such prior written approval pursuant to this Agreement shall be consistent with the provisions of this Agreement. Further, the right to sublicense any or all of the rights granted to YUYU shall (i) be made pursuant to a binding and written agreement which protects OLI's interests and rights at least the same extent as this Agreement, (ii) contain provisions for the benefit of OLI substantially similar in language and scope to the terms and conditions of this Agreement, and (iii) be of no greater scope than the license granted to YUYU in Section 3.1. YUYU shall provide OLI a copy of each fully executed sublicense agreement in which YUYU sublicenses any or all of the rights set forth in Section 3.1 which YUYU may enter into during the term of this Agreement. Notwithstanding the grant of any such sublicense(s), YUYU shall remain fully liable for the performance of its obligations hereunder.

ARTICLE 4.

LICENSE FEES; PAYMENTS

4.1        LICENSE FEE. There shall be no upfront fee associated with the grant of the License hereunder; the grant of the License hereunder shall be subject to the minimum annual payments as set forth in Section 4.3, below.

4.2        LICENSE DURATION; RENEWAL PERIOD. YUYU will be granted the exclusive License covering the Licensed Products for a period of nine (9) years, commencing as of April 1, 2014 and continuing through March 31, 2023 (the "Term"), assuming all requirements set forth herein are satisfied.

4.3        MINIMUM PAYMENTS.

(a)        To ensure a reasonable level of sales and to guarantee revenues for OLI, the License granted hereunder will require minimum payments to be remitted to OLI by YUYU in years four through nine of the Term as specifically set forth below. Each annual minimum payment shall be broken into four quarterly payments, which shall be made quarterly, in advance. Each Minimum Payment will be credited by OLI to the account of YUYU and such credit shall be applied to future purchases of Licensed Products up to the amount of the Minimum Payment or Payments received and not previously credited, such credit shall be applied to all inventory purchases of the Licensed Products until the balance reaches $0, at which point YUYU will purchase inventory via routine Purchase Orders and payment processes. Should YUYU remit any quarterly payment due hereunder and then terminate this Agreement, OLI shall not be responsible to refund any amount previously remitted and not credited against the purchase of the Licensed Product at the time of YUYU's termination.

(b)        Minimum Payments. During the Term, YUYU shall pay minimum annual payments ("Minimum Payments"), divided into four equal payments due at the beginning of each quarter (each a "Quarterly Minimum Payment"), according to the schedule below of the annual minimum payment amounts per year:

Year(s) Beginning	Minimum Payment Total per Year
April 1, 2017	$1,000,000
April 1, 2018	$3,000,000
April 1, 2019	$5,000,000
April 1, 2020	$6,000,000
April 1, 2021	$7,000,000
April 1, 2022	$8,000,000

Additionally, the Parties agree that prior the conclusion of the sixth (6th) year of the Term (2019), the Parties will, in good faith, discuss implementing a net payment terms and minimum order quantity ("MOQ") payment scheme, in lieu of the "Minimum Payment" schedule as shown above, that would begin from the seventh (7th) year of the Term (2020).

Additionally and for the avoidance of doubt, all Minimum Payments set forth in this Section 4.3, shall be made in advance for each quarter for those years that the Minimum Payments are due, such payments must be received by OLI from YUYU prior to the advance by OLI of any applied credit for inventory purchases. Further, it is understood by the Parties that any payments by YUYU during any given year in excess of the Minimum Payment shall not affect or otherwise reduce in any way the following years Minimum Payment obligation.

4.4        TERM OF PAYMENT OBLIGATIONS. The Minimum Payment obligations specified in Section 4.3 above shall continue as to the Licensed Product in the Territory until the conclusion of the Term. If YUYU fails to fulfill any Minimum Quarterly Payment as set forth herein, OLI, at its sole discretion, will have the option to terminate this agreement or unilaterally convert the license to a non-exclusive license. Additionally, in the event of a delay of availability of the Licensed Products to YUYU, and such delay continues for a period of three (3) or more months, the Quarterly Minimum Payments shall be suspended until such time the Licensed Product is made available to YUYU.

4.5        COSTS ASSOCIATED WITH THE LICENSE. YUYU shall be solely responsible for any and all costs and fees associated with selling the Licensed Products within the Territory, including but not limited to, all costs and fees relating to the registration and approval for the sale of the Licensed Product within the Territory, with the following EXCEPTION: should a specific country application require additional data, materials, or unique information for the purposes of registration and approval, and such items are not found in the dossier provided by OLI, then OLI and YUYU will equally (50%/50%) share the costs of obtaining said items.

4.6        PAYMENTS BY YUYU. The Minimum Payments, pursuant to Section 4.3 hereof, must be received by OLI on the first business days of each quarter in which the Minimum Quarterly Payment is due.

4.7        PLACE OF PAYMENT. All Minimum Payments due to OLI shall be payable in United States dollars by wire transfer to a bank account designated by OLI from time to time.

4.8        INTEREST. All Minimum Payments due hereunder from YUYU that are not paid to OLI when due and payable as specified in this Agreement shall bear interest at an annual rate equal to the prime rate ("Prime Rate") for U.S. dollar deposits in effect from time to time, as published daily in the Wall Street Journal plus 3% on the principal amount owed (but not compounded) from the date due until paid, or at such lower rate of interest as shall then be the maximum rate permitted by applicable law.

ARTICLE 5.

CONFIDENTIALITY

5.1        CONFIDENTIALITY; EXCEPTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for three (3) years thereafter (but in no event less than ten (10) years from the Effective Date), the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose other than proper performance hereunder any information furnished to it by the other Party pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information:

(a)        was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)        was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)        became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; and,

(d)        was independently developed by or for the receiving Party by persons not having access to such information, as determined by the written records of such party.

Each Party may disclose the other's information to the extent such disclosure is reasonably necessary in filing or prosecuting Patents, prosecuting or defending litigation, complying with applicable governmental regulations (including federal and state securities laws, rules and regulations) or undertaking basic research with outside collaborators, provided that if a Party is required by law to make any such disclosure of the other Party's secret or confidential information it will, except where impracticable for necessary disclosures, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

ARTICLE 6.

INDEMNIFICATION

6.1        INDEMNIFICATION BY YUYU. YUYU shall defend, indemnify and hold OLI, its officers, directors, employees and consultants harmless from and against any and all Third Party claims, suits or demands, threatened or filed. ("Claims") for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to the distribution, testing, manufacture, use, lease, sale, consumption on or application of Licensed Products by YUYU, its Affiliates and its Sublicensee (s) pursuant to this Agreement, including, without limitation, claims for any loss, damage, or injury to persons or property, or loss of life, relating to the promotion and advertising of Licensed Products and/or interactions and communications with governmental authorities or other Third Parties relating to the Licensed Products. The foregoing indemnification shall not apply to any Third Party Claims to the extent are caused by the gross negligence or willful misconduct of OLI.

6.2        INDEMNIFICATION BY OLI. OLI shall defend, indemnify and hold YUYU, its officers, directors, employees and consultants harmless from and against any and all Third Party Claims for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to OLI's activities contemplated under this Agreement, including, but not limited to, (a) breach of the representations, warranties and obligations of OLI hereunder, or (b) any tax, duty, levy or government imposition on any sums payable by YUYU to OLI hereunder. The foregoing indemnification shall not apply to any Claims to the extent caused by the gross negligence or willful misconduct of YUYU.

6.3        NOTICE. In the event that either Party seeks indemnification under Sections 6.1 or 6.2, the Party seeking indemnification agrees to (i) promptly inform the other Party of the Third Party Claim, (ii) permit the other Party to assume direction and control of the defense or claims resulting therefrom (including the right to settle it at the sole discretion of that Party), and (iii) cooperate as reasonably requested (at the expense of that Party) in the defense of the Claim.

ARTICLE 7.

TERMINATION

7.1        TERMINATION UPON BREACH. Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within thirty (30) days after the receipt of such notice (or, if such default cannot be cured within such thirty (30) day period, if the Party in default does not commence and diligently continue actions to cure such default or if the default is the result of YUYU's failure to make any requisite payment to OLI pursuant to the terms and conditions hereof, then such termination shall be made effectively immediately), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect within thirty (30) days after such notice unless the defaulting Party shall cure such default within said thirty (30) days. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

7.2        TERMINATION BY OLI. OLI shall have the right to terminate the License granted herein, in whole or as to any Licensed Product in any country in the Territory, at any time, and from time to time, by giving written notice to YUYU, upon the occurrence of any of the following:

(a)        the filing by YUYU of a petition in bankruptcy or insolvency; or

(b)        any adjudication that YUYU is bankrupt or insolvent; or

(c)        the appointment of a receiver for all or substantially all of the property of YUYU; or

(d)        the making by YUYU of any general assignment of its assets for the benefit of its creditors; or

(e)        the institution of any proceedings for the liquidation or winding up of YUYU's business or for the termination of its charter; or,

(f)        the failure of YUYU to make any payments due to OLI hereunder, without regard to such cure period as set forth in Section 8.1 above.

Such termination shall be effective immediately as of that date of YUYU's receipt of such written notice, subject to Section 8.4.

7.3        TERMINATION BY YUYU. YUYU shall have the right to terminate the License granted herein, at any time, by giving written notice to OLI. Such termination shall be effective immediately as of that date of OLI's receipt of such written notice, subject to Section 7.5. Upon the termination of this Agreement, YUYU shall have no obligation to make any further Minimum Payments as set forth in Section 4.3 of this Agreement.

7.4        EFFECT OF TERMINATION. Upon the termination of any license granted herein as to any Licensed Product in any country in the Territory, YUYU shall promptly: (i) return to OLI all relevant records, materials or confidential information of OLI concerning the Licensed Products in such country in the possession or control of YUYU or any of its Affiliates, except that one copy of such materials may be retained for recordkeeping purposes; and (ii) assign to OLI, or OLI's designee, its registrations with governmental authorities, licensees, and approvals of such Licensed Product in such country, at OLI's sole expense.

7.5        SURVIVING RIGHTS. The Parties' obligations under Article 5, Sections 6.1, 6.2, 6.3, Article 8, Sections 9.6 and 9.10 shall survive termination.

7.6        ACCRUED RIGHTS, SURVIVING OBLIGATIONS. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party under this Agreement prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations, which are expressly indicated to survive termination or expiration of this Agreement.

ARTICLE 8.

UNITED STATES GOVERNMENT LAWS AND REGULATIONS

8.1        This Agreement is subject to all United States laws and regulations relating to exports and to all administrative acts of the U.S. Government pursuant to such laws and regulations.

8.2        The Parties to this Agreement agree that the obligations contained in this Agreement shall not affect the performance of any obligations created by prior contracts or subcontracts that the Parties may have individually or collectively with the U.S. Government.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

91        RELATIONSHIP OF PARTIES. Nothing in this Agreement is or shall be deemed to constitute a partnership, agency, employee or joint venture relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

9.2        ASSIGNMENT. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other; provided, however, that either Party may assign this Agreement to a parent company or any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its assets to which this Agreement relates in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a Party appearing herein shall be deemed to include the names of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 9.2 shall be void.

9.3        FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.4        FORCE MAJEURE. Neither Party shall be liable to the other for loss or damages nor shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty, accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter. Notwithstanding the foregoing, nothing in this Section 9.4 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

9.5        PUBLIC ANNOUNCEMENTS. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which consent shall not be unreasonably withheld. in the event of a required public announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement.

9.6        NOTICES. Any notice required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if: (a) delivered personally, (b) delivered by a recognized overnight courier service instructed to provide next-day delivery, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses set forth below, or to such other addresses or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party. Date of service of such notice shall be: (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of confirmation of successful transmission), (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one day after date of delivery to the overnight courier if sent by overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to OLI, addressed to:

Olfactor Laboratories, Inc.

1650 Spruce St., 5th Floor

Riverside, CA 92507

Attention: CEO

Fax: _______________

If to YUYU, addressed to:

YuYu Pharma, Inc.

358-9, Sindang-dong Jung-gu

Seou1,100-828

Korea

Attn: President

Fax No.: ____________

9.7        AMENDMENT. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

9.8        WAIVER. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

9.9        GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

9.10      SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

9.11      ENTIRE AGREEMENT OF THE PARTIES. This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

9.12      COUNTERPARTS. This Agreement may be executed in one or more counterparts and by facsimile transmission, and each of such counterparts, when taken together, shall constitute one and the same Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

OLFACTOR LABORATORIES, INC.

/s/ Amro Albanna
By:	Amro Albanna
Its:	CEO

YUYU PHARMA, INC.

/s/ Park, Kyunglip
By:	Park Kyunglip
Its:	President